Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into by and between Skyline Medical Inc., a Minnesota Corporation (formerly known as BioDrain Medical, Inc., a Minnesota corporation) (“Skyline”), and all persons and entities claiming by or through Skyline, and Samuel Herschkowitz (“Herschkowitz”), on the one hand, and Marshall Ryan, and all persons and entities claiming by or through Ryan (“Ryan”), and Mid-State Stainless, and all persons and entities claiming by or through Mid-State Stainless (“Mid-State”), on the other hand. Skyline, Herschkowitz, Ryan and Mid-State collectively are referred to herein as “Settling Parties” or, singularly, as “Settling Party,” as appropriate from the context.

Recitals

WHEREAS:

A. Several disputes have arisen between the Settling Parties under various contracts, including, without limitation, a Manufacturing Agreement dated May 4, 2006, a Supply Agreement dated December 13, 2006, and a Consulting Agreement dated June 30, 2008 (the “Disputes”);

B. On or about March 5, 2014, Ryan and Mid-State commenced an action against Skyline and Herschkowitz, in Hennepin County District Court, State of Minnesota, Court File No. 27-CV-14-3123 (the “Action”);

C. For its Answer, Skyline has denied Ryan’s and Mid-State’s claims;

D. Herschkowitz moved to dismiss the action against him for failure to state a valid claim for relief and for sanctions pursuant to Minnesota Rule of Civil Procedure 11.03 and Minnesota Statutes § 549.211. C; and

E. In the interest of avoiding the time, distraction and expense of continuing litigation, and for good and valuable consideration, the Settling Parties now wish to settle all outstanding issues between them in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Settling Parties hereby agree as follows:

Terms, Covenants and Releases

1.	Consideration. In consideration for the releases and other consideration set forth in this Agreement, Skyline shall pay to Ryan the following sums on the dates indicated. All payments will be sent by wire transfer to Country Club Bank, N.A., Hallbrook Financial Center, Leawood, Kansas 66211, for the benefit of the Missouri Lawyers Trust Account Foundation, Account of Stueve Siegel Hanson LLP, Routing Number 101001306, Account Number 5001738:

1.1.	$25,000 by 7/25/14

1.2.	$75,000 by 8/25/14

1.3.	$50,000 by 10/24/14

1.4.	$50,000 by 12/24/14

1.5.	$162,500 by 02/24/15

1.6.	$137,500 by 04/24/15

2.	Acceleration. Payment of the balance will be accelerated (“Acceleration”) if any one of the following events occurs between the Closing of this Settlement Agreement and April 10, 2015: (a) Skyline raises $2 million or more of gross dollars in a single funding round, or 2) Skyline raises aggregate funding of $4 million or more of gross dollars. In the event of Acceleration, the then-outstanding balance shall be paid by Skyline to Ryan by wire transfer as set forth above within 10 (ten) business days following the event triggering Acceleration.

3.	Default.

3.1.	If Ryan fails to receive a payment within 3 (three) business days of the scheduled transmission dates indicated above, he shall provide written Notice of Default to Skyline at the following address: 2915 Commers Drive, Suite 900, Eagan, MN 55121, with a copy to Skyline counsel, Jonathan S. Parritz, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402. If no such notice is sent by Ryan within 7 (seven) business days of the transmission dates indicated above, then payment will be conclusively presumed to have been timely made.

3.2.	If Ryan gives timely Notice of Default as provided above, then Skyline shall have an opportunity to cure the Default by wiring the amount due, without interest, within 10 (ten) business days of receiving Notice of Default.

3.3.	If Skyline fails to timely cure a properly noticed Default as provided in Section 3.2 above, then Ryan shall have the option to either (a) sue and/or move to enforce this Settlement Agreement for any unpaid balance due on this Settlement Agreement, or (b) rescind the Settlement Agreement, including returning all payments previously made thereunder, in which event the parties will return fully to the status quo ante, with all rights and defenses reserved.

3.4.	If all of the following occur: a) Skyline fails to cure a Default pursuant to Section 3.2, b) Ryan elects to sue Skyline on the Settlement Agreement pursuant to Section 3.3(a), and c) Skyline opposes the suit, then the prevailing party in such suit shall be entitled to collect their reasonable attorney’s fees and costs incurred in such suit.

3.5.	If Ryan is entitled to and elects option 3.3(a), he shall do so by commencing suit no later than 60 days after mailing Notice of Default pursuant to Section 3.1.

3.6.	If Ryan is entitled to and elects option 3.3(b), he shall do so by serving notice of such election no later than 60 days after mailing Notice of Default pursuant to Section 3.1. In order to be effective, said notice shall include a certified check payable to Skyline in the total amount of all payments previously made under this Agreement.

4.	Dismissal of Action. At Closing and upon receipt of the first payment, all parties will execute a stipulation dismissing the case and terminating the pending motions without prejudice, to be filed with the Court by Skyline within 3 (three) business days of Closing. The parties will ask the court to reserve exclusive and continuing jurisdiction over the enforcement of this settlement. All applicable statute of limitations periods shall be tolled beginning on the date of Closing and continuing until May 10, 2015. If all payments are made by Skyline as agreed above, then the Parties covenant not to sue each other except to otherwise enforce the Settlement Agreement.

5.	Releases.

5.1.	Subject to and except as provided in Subsections 5.3, 5.4 and 5.6 of this Section, Skyline, for and on behalf of itself and its past, present, and future directors, officers, shareholders (including but not limited to Herschkowitz), members, owners, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them (the “Skyline Releasors”), shall, and do, hereby, collectively and individually, release and forever discharge Ryan, each of Ryan’s past, present, and future partners, associates, spouses, insurers, and attorneys, and all persons or entities claiming or acting by, through, or in concert with them, Mid-State, and its past, present, and future directors, officers, shareholders, members, owners, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them (the “Skyline Releasees”) of and from any and all obligations, duties, and promises of any kind, whether contractual, statutory or under the common law, and any and all actions, causes of action, claims for relief, suits, obligations, debts, liens, contracts, promises, liabilities, injuries to person or property, claims, predicate acts, demands, damages, losses, costs, attorney’s fees, or expenses, fixed or contingent, direct or indirect, in law or in equity, that arise out of the Disputes or of any act or omission occurring prior to the effective date of this Agreement, including without limitation all claims asserted or which could have been asserted in the Action (“Claims”). Subject to and except as provided in Subsections 5.3, 5.4 and 5.6 of this Section, the Skyline Releasors agree that they are hereby forever releasing and relinquishing all rights or obligations of any kind arising under or relating in any way to the Consulting Agreement, the Supply Agreement, the Manufacturing Agreement, the Licensing Agreement, or any other agreement of any kind, written or oral, which they have ever had with the Skyline Releasees.

5.2.	Subject to and except as provided in Subsections 5.3, 5.4 and 5.6 of this Section, Ryan, for and on behalf of himself and his past, present, and future partners, associates, spouses, insurers, or attorneys, and all persons or entities claiming or acting by, through, or in concert with them, and Mid-State, and its past, present, and future directors, officers, shareholders, members, owners, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them (the “Ryan Releasors”), shall, and do, hereby, collectively and individually, release and forever discharge Skyline, and its past, present, and future directors, officers, shareholders, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them, and Herschkowitz, and each of Herschkowitz’s past, present, and future partners, associates, spouses, insurers, and attorneys, and all persons or entities claiming or acting by, through, or in concert with them (the “Ryan Releasees”) of and from any and all obligations, duties, and promises of any kind, whether contractual, statutory or under the common law, and any and all actions, causes of action, claims for relief, suits, obligations, debts, liens, contracts, promises, liabilities, injuries to person or property, claims, predicate acts, demands, damages, losses, costs, attorney’s fees, or expenses, fixed or contingent, direct or indirect, in law or in equity, that arise out of the Disputes or of any act or omission occurring prior to the effective date of this Agreement, including without limitation all claims asserted or which could have been asserted in the Action (“Claims”). Subject to and except as provided in Subsections 5.3, 5.4 and 5.6 of this Section, the Ryan Releasors agree that they are hereby forever releasing and relinquishing all rights or obligations of any kind arising under or relating in any way to the Consulting Agreement, the Supply Agreement, the Manufacturing Agreement, the Licensing Agreement, or any other agreement of any kind, written or oral, which they have ever had with the Ryan Releasees.

5.3.	The foregoing releases in Section 5.1 and 5.2, shall: a) have no impact whatsoever on any patent assignment executed at any time by Ryan in favor of BioDrain (Skyline) (including without limitation the patent assignments dated June 30, 2008 and March 13, 2009 attached hereto at Exhibits A and B, which assignments are hereby fully, unconditionally and irrevocably affirmed and ratified by Ryan and Mid-State, and b) not release or discharge Skyline’s exclusive rights or claim to ownership of any of the intellectual property or other rights conveyed by Ryan therein, which rights are hereby fully, unconditionally and irrevocably affirmed and ratified by Ryan and Mid-State, including without limitation, all right, title and interest in and to the following patents and pending applications, along with all continuations, continuations-in-part, divisionals, reexaminations, and reissues thereof in the United States and the equivalents thereof in any and all foreign countries (collectively the “Gen 1 Patents”) together with all worldwide right to income, royalties, damages and payments due or payable with respect thereto and to all causes of action (either in law or equity) associated therewith, including all rights to sue, counterclaim and recover for any past, present or future infringement thereof (collectively the “Gen 1 IP Rights”), all of which Gen 1 Patents and Gen 1 IP Rights shall and do belong exclusively to Skyline and remain in full force and effect:

a)	US7469727

b)	US8123731

c)	EP1539580 (including all individual European country validations therefore)

d)	CA2495747

e)	US20090216205

5.4.	The foregoing releases in Sections 5.1 and 5.2 shall have no impact whatsoever on a) Ryan’s continuing duty, at Skyline’s request and expense, to execute such documents as Skyline deems necessary or appropriate to perfect, protect, enforce, register, or transfer ownership of any of the Gen 1 Patents and Gen 1 IP Rights, or b) Skyline’s duty to hold Ryan harmless and indemnify Ryan against any and all claims and/or liabilities arising from use of the commercial embodiments of any of the Gen 1 Patents and Gen 1 IP Rights by any third party including shareholders and/or board members of Skyline.

5.5.	With respect to the patent applications 61/756763 and PCT/US2014/013081 filed by Skyline, as well as all continuations, continuations-in-part, divisionals, reexaminations, reissues and national stage filings thereof in the United States and the equivalents thereof in any and all foreign countries (the “Gen 2 Patents”), together with all worldwide right to income, royalties, damages and payments due or payable with respect thereto and to all causes of action (either in law or equity) associated therewith, including all rights to sue, counterclaim and recover for any past, present or future infringement thereof (collectively the “Gen 2 IP Rights”), Ryan hereby specifically disclaims and disavows any right, title and/or interest as co-inventor and/or co-owner in any such Gen 2 Patents and Gen 2 IP Rights. Skyline hereby acknowledges and agrees that Ryan has no obligation to execute any documents or to otherwise cooperate with Skyline to perfect, protect, enforce, or register such Gen 2 Patents or Gen 2 IP Rights, except to confirm the preceding disclaimer.

5.6.	The foregoing releases in Subsections 5.1, 5.2 and 5.5 of this Section shall not release or discharge any claims for relief based upon or arising out of a breach by any Settling Party of any of the obligations undertaken in or made under this Agreement.

6. Confidentiality. After final payment has been made, Ryan and Mid-State shall certify in writing to Skyline that they have made a good faith and reasonable search to identify any and all confidential documents in their custody or control specific to Skyline and the Patents and IP Rights and have returned or destroyed such documents.

7. Risk of Discovery of New Facts. Each Settling Party assumes the full risk of discovery of new or more complete understanding of any fact or law pertaining to the Claims that, if presently known, would have affected this Agreement, the decision of that Settling Party to enter into this Agreement, or that Settling Party’s execution of the Agreement. Each Settling Party understands that there is a risk that after the execution of this Agreement, facts different from, or in addition to, those facts now known, or believed to be true, may be discovered. Notwithstanding this, each Settling Party freely and knowingly enters into this Agreement.

8. No Reliance on Representations. Each Settling Party acknowledges that at no time has any individual or entity made any representations, promises, or statements (whether oral or written) regarding the meaning, scope, benefits or obligations arising from this Agreement, except as set forth in this Agreement. Each Settling Party warrants and represents that it has not been induced to enter into this Agreement on the basis of any other representations, promises, or statements (whether oral or written) made by any Settling Party at any time, except representations set forth in this Agreement.

9. Independent Judgment. Each Settling Party further represents and warrants that in executing this Agreement that Settling Party is relying solely on such Settling Party’s own judgment, belief, and knowledge and upon the advice and recommendation of that Settling Party’s counsel concerning the nature, extent, and duration of such Settling Party’s rights and obligations deriving from this Agreement.

10. Authority. Each Settling Party hereby represents and warrants that such Settling Party now holds all right, title to, and interest in all of the Claims released by such Settling Party hereunder, and that such Settling Party has not assigned or otherwise transferred any right, title or interest in its Claims released herein. Each Settling Party hereby covenants that it shall not assign or otherwise transfer any right, title, or interest in any Claims which it has released herein. Each Settling Party further represents and warrants that, with the exception of claims in the Action, such Settling Party is unaware of any other claims or lawsuits arising out of the facts that are the subject of the Action or that are described in the Recitals.

11. Successors and Assigns. This Agreement and each provision thereof shall be binding upon, and inure to the benefit of, each Settling Party and such Settling Party’s respective executors, administrators, representatives, successors, agents, and assigns.

12. Confidentiality of this Agreement. Each Settling Party agrees that this Agreement and any and all discussions constituting or concerning the negotiations leading to the Agreement shall be regarded as confidential and privileged communications between the Settling Parties, and that neither they, nor their counsel, will reveal or disclose such discussions or this Agreement, other than the fact of settlement, to any other person, except as required by law, regulation or legal process, as necessary to enforce or comply with the terms of this Agreement, and Ryan may disclose the terms of this Settlement Agreement to his spouse, business partners, lawyers, bankers, and as further necessary for tax, business, or legal purposes on the condition that such persons agree to be bound by this confidentiality provision.

13. Authorization and Cooperation. Each Settling Party hereby represents and warrants that such Settling Party has the requisite power and authority, and each has taken all actions necessary, including obtaining the approval of Skyline’s board of directors (in the case of Skyline), to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform each of that Settling Party’s obligations hereunder, and no other proceedings on such Settling Party’s part are necessary to authorize this Agreement. If any additional acts are required to consummate the transactions contemplated hereby and/or to perform any Settling Party’s obligations hereunder, each Settling Party covenants in good faith promptly to perform such additional acts, and to execute and deliver any documents that may be reasonably necessary to give effect to the terms of this Agreement.

14. Governing Law/Venue. The Agreement shall be construed and governed in accordance with the laws of the State of Minnesota, without regard to its rules regarding conflicts of laws, and of the United States of America. Any action or proceeding brought by any Settling Party under this Agreement must be brought, heard and decided only in the County of Hennepin, State of Minnesota, and the Settling Parties hereby waive any objections they may otherwise have to personal jurisdiction or venue in said courts.

15. Interpretation. The Agreement shall be interpreted simply and fairly and not strictly in favor of or against any Settling Party. To this end, the Settling Parties agree that the terms of the Agreement are deemed to be the product of an arm’s length negotiation and to have been jointly drafted.

16. Entire Agreement. This Agreement constitutes the entire agreement between the Settling Parties relating to the Disputes and the Action, is fully integrated, and supersedes all other prior and contemporaneous oral and written agreements, negotiations, representations, understandings, and discussions of the Settling Parties relating to the Disputes or the Action. In entering the Agreement, no Settling Party is relying upon any promises, warranties, representations, facts, definitions, or inducements not specifically set forth in this Agreement.

17. Time of the Essence. Time is of the essence for all provisions of this Agreement.

18. Modification. Any amendment, supplement or modification of any term or condition of the Agreement must be in writing and signed by the Settling Party or Settling Parties to be bound and charged.

19. Headings. This Agreement uses headings for convenience and ready reference only. Such headings are not part of the terms hereof, and are not to be used or construed to define, limit, extend, modify or otherwise alter the terms and scope of this Agreement.

20. Execution in Counterparts. This Agreement may be executed and delivered in counterparts by the Settling Parties which, when taken together, shall constitute one and the same instrument.

21. Closing. Closing of this Agreement shall occur when it is executed by all of the Settling Parties and signatures have been exchanged among all parties. It shall be binding on each of the Settling Parties, even though each may have executed separate counterparts of this Agreement. Facsimile or emailed signatures shall be deemed as effective as original signatures for all purposes, but originals shall be provided by each Settling Party to the other Settling Parties.

22. Effective Date. This Agreement will not become effective unless and until: (a) all parties listed in the signature block below have signed this Agreement and exchanged their signatures with each other, and (b) the Stipulated Order of Dismissal has been entered substantially in the form attached hereto as Exhibit C.

PLEASE READ THIS DOCUMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF CLAIMS KNOWN AND UNKNOWN.

IN WITNESS WHEREOF, the Settling Parties have executed and delivered this Agreement.

THE UNDERSIGNED HAVE EACH READ THE FOREGOING AGREEMENT AND AGREE TO ITS TERMS AND CONDITIONS.

Dated:	July 17, 2014	SKYLINE MEDICAL INC.,
formerly known as BioDrain Medical, Inc.

		Signed:	/s/ Joshua Kornberg
By: Joshua Kornberg
Its: Chief Executive Officer

Dated:	July 17, 2014	SAMUEL HERSCHKOWITZ

		Signed:	/s/ Samuel Herschkowitz

Dated:	July 17, 2014	MARSHALL RYAN

		Signed:	/s/ Marshall Ryan

Dated:	July 17, 2014	MID-STATE STAINLESS INC.

		Signed:	/s/ Marshall Ryan
By: Marshall Ryan
Its: Chief Executive Officer